Exhibit 4.4

[Georgeson Logo]

Georgeson Inc.

199 Water Street, 26th floor

New York, NY 10038

T 212 440 9800

F 212 440 9009

www.georgeson. com

April 9, 2009

Deltek, Inc.

13880 Dulles Corner Lane

Herndon, VA 20171

ATTN: Salman Ahmad, Vice President, Legal, & Associate General Counsel

Re:	Letter of Agreement

This Letter of Agreement, including the attached Appendix (collectively, this “Agreement”), sets forth the terms and conditions of the engagement by Deltek, Inc., a Delaware corporation (the “Company”), of Georgeson Securities Corporation to act as accommodating broker (the “Accommodating Broker”) and Georgeson Inc. to act as information agent (the “Information Agent” and, together with the Accommodating Broker, “Georgeson”) in connection with the Company’s proposed distribution (the “Rights Offering”) of non-transferable subscription rights to subscribe for and purchase shares of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”), as described in the Company’s final prospectus (the “Prospectus”), included in the Registration Statement on Form S-3, File No. 333-158388, filed by the Company with the Securities and Exchange Commission on April 3, 2009, as amended by any amendment filed with respect to the registration statement (the “Registration Statement”).

(a)	Services. Georgeson shall perform the services described in the Fees & Services Schedule attached as Appendix I in connection with the Rights Offering in accordance with the terms set forth in this Agreement and the Prospectus (collectively, the “Services”).

(b)	Fees. In consideration of Georgeson’s performance of the Services, the Company shall pay Georgeson the amounts set forth on the Fees & Services Schedule attached as Appendix I.

(c)	Expenses. In connection with Georgeson’s performance of the Services, and in addition to the fees and charges discussed in paragraphs (b) and (d) of this Agreement, the Company agrees that it shall be solely responsible for the following costs and expenses, and that the Company shall reimburse Georgeson for such costs and expenses actually incurred by Georgeson:

•	expenses incidental to the Rights Offering, including postage and freight charges incurred in delivering Rights Offering materials;

•	expenses incurred by Georgeson in working with its agents or other parties involved in the Rights Offering, including charges for bank threshold lists,

Deltek, Inc.

April 9, 2009

data processing, telephone directory assistance, facsimile transmissions or other forms of electronic communication;

•

expenses incurred by Georgeson at the Company’s request or for the Company’s convenience, including copying expenses and expenses relating to the printing of additional and/or supplemental material; and

•

any other fees and expenses approved in writing and in advance by the Company and resulting from extraordinary contingencies which arise during the course of the Rights Offering, including fees and expenses for advertising (including production and posting), travel, media relations, stock watch and analytical services.

Notwithstanding the foregoing, the Company and Georgeson agree that the Company shall not be required, without the Company’s prior written consent, to reimburse Georgeson for any expenses incurred as set forth in this paragraph (c) which exceed $5,000 in the aggregate.

(d)	Custodial Charges. Georgeson agrees to check, itemize and pay on the Company’s behalf the charges of brokers and banks, with the exception of Broadridge Financial Solutions, Inc. (which will bill the Company directly), for forwarding the Company’s offering materials to beneficial owners. The Company agrees to provide Georgeson, prior to the commencement of the initial distribution of offering materials to brokers and banks, with a preliminary payment equal to 75% of Georgeson’s good faith estimate of the charges which shall be assessed by the brokers and banks for distributions of such materials. The Company shall pay Georgeson an administrative fee of five dollars ($5.00) for each broker and bank invoice paid by Georgeson on the Company’s behalf.

(e)	Indemnification. (1) The Company agrees to indemnify and hold harmless Georgeson and its partners, directors, officers, managers, employees, agents, attorneys and representatives against all liability and expense which may arise out of or in connection with Georgeson’s performance of the Services; provided, however, that the Company shall not indemnify Georgeson or its partners, directors, officers, managers, employees, agents, attorneys and representatives for any liability or expense which shall arise out of the negligence, bad faith or willful misconduct of Georgeson or its affiliates, partners, directors, officers, managers, employees, agents, attorneys and representatives. In addition, the prevailing party shall be entitled to reasonable attorneys’ fees and court costs in any action between the parties to enforce the provisions of this Agreement, including the indemnification rights contained in this paragraph. For the purposes of this paragraph (e), the term “liability or expense” means any amount paid or payable to satisfy any claim, demand, action, suit or proceeding settled with the express written consent of Georgeson and the Company, and all reasonable costs and expenses, including, but not limited to, reasonable attorneys’ fees and disbursements, paid or incurred in investigating or defending against any such claim, demand, action, suit, proceeding or investigation.

Deltek, Inc.

April 9, 2009

(2) Georgeson shall indemnify and hold the Company and its subsidiaries and other affiliates and their respective partners, directors, officers, managers, employees, agents, attorneys and representatives (each, a “Company Indemnitee”) harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability directly or indirectly arising out of or relating to Georgeson’s gross negligence, bad faith or willful misconduct, unless finally determined by a court of competent jurisdiction that such losses have resulted from the negligence or willful misconduct of such Company Indemnitee; provided, however, that Georgeson’s aggregate liability during any term of this Agreement with respect to, arising from or arising in connection with this Agreement, or from all services provided or omitted to be provided under this Agreement, whether in contract or in tort, is limited to, and shall not exceed the amounts paid under this Agreement by the Company to Georgeson, other than with respect to reimbursable expenses.

(3) The indemnity obligations set forth in this paragraph shall survive the termination of this Agreement.

(f)	Governing Law. This Agreement shall be governed by the laws of the State of New York without regard to its principles of conflicts of laws, and shall not be modified in any way, unless pursuant to a written agreement which has been executed by each of the parties to this Agreement. The parties agree that any and all disputes, controversies or claims arising out of or relating to this Agreement (including any breach of this Agreement) shall be subject to the exclusive jurisdiction of the federal and state courts in New York County, New York and the parties hereby waive any defenses on the grounds of lack of personal jurisdiction of such courts, improper venue or forum non conveniens.

(g)	Exclusivity. The Company agrees and acknowledges that the Information Agent shall be the sole Information Agent retained by the Company in connection with the Rights Offering, and that the Company shall refrain from engaging any other Information Agent to render any Services, in a consultative capacity or otherwise, in relation to the Rights Offering.

(h)	Additional Services. In addition to the Services, the Company may from time to time request that Georgeson provide it with certain additional consulting or other services. The Company agrees that Georgeson’s provision of such additional services shall be governed by the terms of a separate agreement to be entered into by the parties, and that the fees charged in connection with those additional services shall be at Georgeson’s then-current rates.

(i)

Confidentiality. Georgeson agrees to preserve the confidentiality of (i) all material non-public information provided by the Company or its agents for Georgeson’s use in fulfilling its obligations under this Agreement and (ii) any information developed by Georgeson based upon such material non-public information (collectively, “Confidential Information”). For purposes of this Agreement, Confidential Information shall not be deemed to include any information which (w) is or becomes

Deltek, Inc.

April 9, 2009

generally available to the public in accordance with law other than as a result of a disclosure by Georgeson or any of its officers, directors, employees, agents or affiliates; (x) was available to Georgeson on a nonconfidential basis and in accordance with law prior to its disclosure to Georgeson by the Company; (y) becomes available to Georgeson on a nonconfidential basis and in accordance with law from a person other than the Company or any of its officers, directors, employees, agents or affiliates who is not otherwise bound by a confidentiality agreement with the Company or is not otherwise prohibited from transmitting such information to a third party; or (z) was independently and lawfully developed by Georgeson based on information described in clauses (w), (x) or (y) of this paragraph. The Company agrees that all reports, documents and other work product provided to the Company by Georgeson pursuant to the terms of this Agreement are for the exclusive use of the Company and may not be disclosed to any other person or entity without the prior written consent of Georgeson. The confidentiality obligations set forth in this paragraph shall survive the termination of this Agreement.

(j)	Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

(k)	Entire Agreement; Appendix. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter of this Agreement. Appendix I to this Agreement shall be deemed to be incorporated by reference as if fully set forth herein. This Agreement shall be binding upon all successors to the Company (by operation of law or otherwise).

(l)	Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or electronic transmission), each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

(m)	Further Assurances. Each party to this Agreement agrees to use commercially reasonable efforts to execute any and all documents and to perform such other acts as may be necessary or expedient to further the purposes of this Agreement and the relations contemplated by this Agreement. Notwithstanding the foregoing, nothing in this paragraph (m) shall be deemed to supersede or otherwise limit the parties obligations under paragraph (h) of this Agreement with respect to any additional services, not otherwise listed on Appendix I, requested by the Company to be provided by Georgeson.

If the above is agreed to by you, please execute and return the enclosed duplicate of this Agreement to Georgeson Inc., 199 Water Street – 26th Floor, New York, New York 10038, Attention: Jason W. Alexander.

(remainder of page intentionally left blank)

Deltek, Inc.

April 9, 2009

Sincerely, GEORGESON INC.

By:	/s/ Jason W. Alexander
Jason W. Alexander

Title:	Managing Director

GEORGESON SECURITIES CORPORATION

By:	/s/ Ronald Boronkay

Title:	President

Agreed to and accepted as of the date first set forth above: DELTEK, INC.

By:	/s/ David Schwiesow
David Schwiesow

Title:	Senior Vice President & General Counsel